Exhibit 23.1

Independent Auditor’s Consent

We consent to the incorporation by reference in the registration statement (Nos. 333-29843, 333-70245 and 333-69252) on Form S-8 of our report dated June 6, 2003 appearing in the Annual Report on Form 11-K of SPX Corporation Retirement Savings and Stock Ownership Plan for the year ended December 30, 2002.

/s/    PLANTE & MORAN, PLLC

Southfield, Michigan

June 6, 2003